                                 PROMISSORY NOTE

$300,000                                                   Englewood, Colorado
                                                                 March 5, 1999

For value received the undersigned, Chartwell International, Inc., hereby promises to pay to John J. Grace's IRA Rollover Account ("the Holder") at Englewood, Colorado the sum of three hundred thousand dollars ($300,000) with a simple interest rate of 10% per annum, compounded monthly, in lawful money of the United States.

This Note is due and payable in full on or before August 1, 2000 or at the option of the Holder at the time financing is received.

This Note shall be considered in default if not paid off by August 1, 2000, unless the Holder provides written consent to extend the period of this Note. Should default occur, then at any time after August 1, 2000 the entire amount of unpaid principal shall, at the option of the Holder, become immediately due and payable.

This note is secured by a Deed of Trust given and accepted upon the express provision that should the property hereinbefore described, or any part hereof, be conveyed or alienated by Trustor, either voluntarily or by operation of law, without Beneficiary's written consent, then all sums secured thereby shall, at Beneficiary's option, become immediately due and payable.

This Note is secured by a Deed of Trust to SBS Trust Deed Network, a California corporation, as Trustee, recorded in the County of San Diego, State of California.

This Note is also secured by the Company's security investments in Chartwell Automotive Group, Inc., SportsStar Marketing, Inc., NCRA, Inc., Prentice Capital, Inc., and Canaima Gold Corporation.

The undersigned agrees in the event of default to pay reasonable costs of collection, including attorney's fees incurred in connection with the collection of this Note. The undersigned hereby waives presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment, and notice of any kind with respect to this Note or any guarantee of it.


                                       CHARTWELL INTERNATIONAL, INC.
                                       a Nevada Corporation


                                       --------------------------------------
                                       Alice M. Gluckman, Corporate Secretary